Exhibit 99.1

                                  EXHIBIT 99.1

                                  NEWS RELEASE

                              FOR IMMEDIATE RELEASE

                                  June 15, 1998

            THE BANK OF BELTON AND CLEMSON BANK & TRUST COMPLETE THE
                  PURCHASE OF THREE OFFICES FROM CAROLINA FIRST

GREENVILLE, SC - The Bank of Belton and Clemson Bank & Trust announced the completion of the purchase of three offices from Carolina First Bank. The Bank of Belton purchased two of Carolina First Bank's branch offices located in Belton and Honea Path, South Carolina. Clemson Bank & Trust purchased a Carolina First Bank branch office located in Calhoun Falls, South Carolina. The three branch offices have total deposits of approximately $44 million. The terms of the transaction were not disclosed. Carolina First Bank's net proceeds on the branch sale reduced the intangible assets balance related to the branches, and accordingly no gain was reported.

The Bank of Belton and Clemson Bank & Trust are two of the five banks wholly-owned by Community Capital Corporation. Community Capital Corporation, headquartered in Greenwood, South Carolina, has 14 banking offices located in western South Carolina with over $305 million in total assets. The common stock of Community Capital Corporation stock is traded on the American Stock Exchange under the symbol "CYL".

Carolina First Bank is a wholly-owned subsidiary of Carolina First Corporation, headquartered in Greenville, South Carolina. Carolina First Corporation is the largest independent bank holding company in South Carolina with $2.3 billion in total assets and 61 banking offices throughout the state. Carolina First Corporation's common stock trades on the Nasdaq National Market under the symbol CAFC. Additional information about Carolina First is available on its web site at www.carolinafirst.com.
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